Putnam Convertible Income-Growth Trust as of 4/30/05 semiannual report

Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting, consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

	     			Votes		Votes
				For		Withheld
Jameson A. Baxter		28,465,332		1,196,735
Charles B. Curtis		28,454,702		1,207,365
Myra R. Drucker			28,454,662		1,207,405
Charles E. Haldeman, Jr.	28,497,479		1,164,588
John A. Hill			28,463,352		1,198,715
Ronald J. Jackson		28,488,739		1,173,328
Paul L. Joskow			28,497,899		1,164,168
Elizabeth T. Kennan		28,441,369		1,220,698
John H. Mullin, III		28,488,174		1,173,893
Robert E. Patterson		28,486,146		1,175,921
George Putnam, III		28,393,675		1,268,392
A.J.C. Smith *			28,459,555		1,202,512
W. Thomas Stephens		28,479,817		1,182,250
Richard B. Worley		28,486,886		1,175,181


A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	     Votes	Votes
		For	Against			Abstentions
	20,590,341	2,116,422		6,955,304

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes
		For	Against			Abstentions
	20,621,603	2,069,508		6,970,956

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

	     Votes	Votes
		For	Against			Abstentions
	21,620,609	1,292,951		6,748,507

January 10, 2005 meeting

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

	     Votes	Votes
		For	Against			Abstentions
	21,062,352	1,466,611		7,193,217


* Mr. Smith resigned from the Board of Trustees on January 14,
2005.

All tabulations are rounded to the nearest whole number.